Exhibit 4.12

CONFORMED COPY

PROMISSORY NOTE

$102,500,000	New York, New York April 30, 2004

FOR VALUE RECEIVED, Inmarsat Investments Limited, a private limited company incorporated under the laws of England and Wales with registered number 4886096, having an address at 99 City Road, London, EC1Y 1AX, United Kingdom (“Maker”) promises to pay to the order of  Inmarsat Finance plc (“Inmarsat Finance”), a public limited company incorporated under the laws of England and Wales with registered number 4930309, having an address at 99 City Road, London, EC1Y 1AX, United Kingdom (together with its successors and assigns, “Payee”) the principal sum of one hundred and two million, five hundred thousand DOLLARS ($102,500,000), together with interest as provided in this Note (such outstanding amount, together with such interest, the “Loan”) as follows:

1.                                       Loan Agreement.  This Note is issued to evidence the obligations of the Maker to the Payee pursuant to the Subordinated Intercompany Note Proceeds Loan Agreement, dated April 30, 2004, among Maker and Payee (as amended, modified and supplemented from time to time, the “Loan Agreement”) and is subject to the terms and conditions of that agreement.

2.                                       Intercreditor Agreement.  The parties to this Note acknowledge that, notwithstanding any other provision of this Note to the contrary, all rights and obligations of the parties under this Note shall be subject to the terms of the Intercreditor Agreement (as defined in the Loan Agreement)

3.                                       Security.  This Note constitutes security for the obligations of Inmarsat Finance under an Indenture, dated February 3, 2004, as supplemented by a supplemental indenture, dated April 30, 2004 (collectively, and as amended, supplemented or otherwise modified, the “Indenture”) between Inmarsat Finance, The Bank of New York, as trustee (the “Trustee”), and certain guarantors named therein, created pursuant to a Pledge Agreement, dated  February 3, 2004, made by Inmarsat Finance in favor of the Trustee (as amended, modified and supplemented from time to time, the “Pledge Agreement”).  In the event of a default under the Indenture, Trustee may, but shall not be required to, exercise its rights under the Pledge Agreement and may take possession of, sell or otherwise transfer this Note.

4.                                       Interest.  Interest from the date hereof on the unpaid principal balance under this Note shall be payable at the rates, in the manner and at the times set forth in the Loan Agreement.

5.                                       Maturity and Acceleration.  Subject to the following sentence, the Loan will mature and become payable in full on June 29, 2012 (the “Final Maturity Date”).  The Loan shall also become due and payable in the other circumstances set out in the Loan Agreement.

6.                                       Prepayment.  At any time while any 7.625% senior notes due 2012 of Inmarsat Finance (the “Senior Notes”) are outstanding pursuant to the Indenture, the Maker may not, without the consent of the Trustee (given at the direction of the requisite holders of outstanding Senior Notes in accordance with the Indenture), prepay or otherwise reduce or permit the prepayment or reduction of the Note, save (i) to facilitate a corresponding payment of principal on the Senior Notes or (ii) as a consequence of the extinguishment, by operation of law, of the Loan in connection with a merger, consolidation, amalgamation or other business combination transaction between the Maker and the Payee which complies with that certain Indenture and as a consequence of which the Maker or the Payee ceases to have separate legal existence.  Notwithstanding the foregoing, the Loan may be prepaid or reduced to facilitate or otherwise accommodate or reflect a repayment, redemption or repurchase of outstanding Senior Notes.

7.                                       Premium.  Where any redemption or purchase premium is payable by Inmarsat Finance in respect of Senior Notes to be redeemed or repurchased, a repayment premium of an equivalent amount shall be payable by the Maker in respect of that part of the Loan which is prepaid in order to facilitate such redemption or repurchase.

8.                                       Additional Interest, Additional Amounts and Default Interest.  Where any Additional Interest or Additional Amounts or Default Interest (in each case, as defined in the Loan Agreement) are payable by Inmarsat Finance under the Indenture or the Registration Rights Agreement (as defined in the Loan Agreement) an equivalent amount shall be payable by the Maker in respect of the Loan.

9.                                       Payments.  All payments made by the Maker under this Note must be made in full in lawful money of the United States without set-off or counterclaim and not subject to any condition.

10.                                 Usury Savings.  Nothing in this Note shall require Maker to pay or permit Payee to collect from Maker interest in an amount exceeding the maximum amount permitted by law in commercial loan transactions between parties of the character of the parties to this Note.  The interest payable under this Note by Maker shall in no event exceed such maximum amount.

11.                                 Notices.  Any notice to be served under this Note will be in writing and will be made by letter or by facsimile transmission to the party to be served at its address or facsimile number shown  in the Loan Agreement.

12.                                 Assignment. The Maker may not assign or transfer its rights or obligations under this Agreement without the prior written consent of the Payee and the Trustee (given in accordance with the Indenture).  The Payee may assign and transfer its rights and obligations under this Agreement and the Note only pursuant to and in accordance with the Note Proceeds Loan Pledge Agreement, provided that any assignee accedes to the Intercreditor Agreement as the holder of the Note Proceeds Loan.

13.                                 Subordination.  This Note is subordinated to all Senior Debt (as defined in the Loan Agreement) of the Maker on the terms and to the extent provided for in the Loan Agreement.

14.                                 APPLICABLE LAW.  THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

15.                                 CONSENT TO JURISDICTION.  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE MAKER ARISING OUT OF OR RELATING HERETO, OR ANY OF THE OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, CITY AND COUNTY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, THE MAKER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY ACCEPTS

GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;  WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; AGREES THAT SERVICE OF PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE AS SET OUT IN SECTION 16 BELOW OR BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE MAKER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH THE LOAN AGREEMENT;  AGREES THAT SUCH SERVICE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE MAKER HERETO IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND  AGREES THE PAYEE RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE MAKER IN THE COURTS OF ANY OTHER JURISDICTION.

16.                                 Service of Process in New York.  The Borrower hereby acknowledges and agrees that it has, by separate letter agreement, irrevocably appointed CT Corporation as its authorized agent upon which process may be served in any suit or proceeding against it arising out of or relating to this Agreement or arising under the U.S. federal or state securities laws and arising out of, related to or based upon the transactions contemplated by this Note, and agrees that service of process upon such agent, and written notice of said service to it, by the person serving the same to the address provided above, shall be deemed in every respect effective service of process upon it in any such suit or proceeding.  The Maker agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect until the final Maturity Date (or earlier, if the Note is prepaid in full).

17.                                 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER NOTE PROCEEDS LOAN DOCUMENTS.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO.  IN THE EVENT OF LITIGATION, THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

18.                                 Severability.  If any provision of this Note is invalid or unenforceable, then the other provisions shall remain in full force and effect and shall be liberally construed in favor of Payee.

19.                                 Designation as Note Proceeds Loan Document.  This is a Note Proceeds Loan Document for purposes of the Loan Agreement.

20.                                 Further Assurances.  Maker shall execute, acknowledge, and deliver to Payee such additional documentation as Payee shall reasonably require to further evidence and confirm Maker’s obligations under the Loan and the security provided for in this Note.

INMARSAT INVESTMENTS LIMITED
as Maker

By:	ALISON HORROCKS
Name: Alison Horrocks
Title: Company Secretary

INMARSAT FINANCE PLC
as Payee

By:	ALISON HORROCKS
Name: Alison Horrocks
Title: Company Secretary